Exhibit 10.8

LEASE AGREEMENT

dated as of November 6, 2012

between

AMUR FINANCE I LLC,

as Lessor

and

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

as Lessee

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Schedule 1	Definitions
Schedule 2	List of Sold Equipment
Schedule 3	Form of Delivery and Acceptance Certificate
Schedule 4	List of Sold Equipment, Additional Sold Equipment and Buyer-Purchased Equipment

Schedule 7.2(I) (Certain Disclosures)

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LEASE AGREEMENT

This Lease Agreement (this “Agreement”), dated as of November 6, 2012 (the “Closing Date”), is made between AMUR FINANCE I LLC, as lessor (“Lessor”), a Delaware limited liability company and QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., as lessee (“Lessee”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Sale and Purchase Agreement, dated as of November 6, 2012 (the “Sale and Purchase Agreement”), between Lessee and Lessor, Lessee sold full legal and beneficial title to certain equipment identified on Schedule 2  hereto (the “Sold Equipment”) to Lessor;

WHEREAS, it was the express intention of Lessee and Lessor that the Sale and Purchase Agreement constituted a true sale of the Sold Equipment and not a financing and Lessor is the owner of the Sold Equipment;

WHEREAS, upon the terms and conditions contained herein, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, and grant to Lessor a security interest in, the Sold Equipment, the Additional Sold Equipment and the Buyer-Purchased Equipment, (collectively, the Sold Equipment, the Additional Sold Equipment and the Buyer-Purchased Equipment is hereinafter referred to as the “Equipment”).

WHEREAS, this Agreement shall become effective upon the satisfaction of the conditions precedent set forth in clause 9.

THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	Interpretation

1.1.	The headings do not affect the interpretation of this Agreement and the Schedules form part of this Agreement.

1.2.	In this Agreement, all capitalized terms shall have the meanings set forth herein or in Schedule 1 hereto. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (b) all references herein to clauses and Schedules shall be construed to refer to clauses and Schedules to this Agreement. The term “including” when used in any Operative Document means “including without limitation” except when used in the computation of time periods.

2.	General Obligations

2.1.	During the period commencing on the Closing Date and ending on the applicable Termination Date (the “Lease Period”), Lessor and Lessee agree, so long as no Default exists and is then continuing or would result therefrom, Lessor shall make available to Lessee the Equipment for use at Lessee’s Facilities on the terms set forth herein.

2.2.	Lessee shall not sublease any of the Equipment to any other Person or allow the Equipment to be removed from the Facilities or permit the Equipment to be used by anyone other than Lessee’s employees, until the Equipment is delivered to Lessor or title is transferred to Lessee in accordance with clause 5.2.

2.3.	Lessee represents, warrants and agrees that it does not have, and by execution of this Agreement and/or any payment or performance hereunder shall not have or obtain, any title to the Equipment, nor any property right or interest, legal or equitable, therein, except its rights as expressly set forth hereunder as a lessee of the Equipment subject to the terms hereof.

2.4.	Lessor shall not be liable in any way for the maintenance or performance of the Equipment or any form of damages related to the Equipment whatsoever. The Lessee has reviewed, and understands the express disclaimers of warranties by the Lessor contained herein, including without limitation clause 7.3 hereof.

2.5.	Lessee and Lessor agree that this Lease is a “net lease” and that Lessee shall have sole responsibility for all costs of any kind whatsoever related to the use, operation or possession of the Equipment.

3.	Lease Rent

3.1.	Lessee shall pay to Lessor on each Payment Date monthly rent of $111,845.50, as such amount is adjusted to reflect any Lease Rent Adjustment, as defined in Section 5 of the Sale and Purchase Agreement (“Lease Rent”). Payments will be made by wire transfer to a collection account (account number ) at Deutsche Bank Trust Company Americas (the “Collection Account”).

3.2.	The Lease Rent for the Equipment will be payable in arrears in immediately available funds on each Payment Date. Lessee agrees that time is of the essence to Lessor in Lessee’s making payments of the Lease Rent when such payment is due.

3.3.

Lessee’s obligation to pay any amount payable hereunder (including, without limitation, Lease Rent (as adjusted to reflect any Lease Rent Adjustment), Consideration or any indemnification obligation) shall be absolute and unconditional and shall not be affected by any circumstance, including any abatement, reduction or setoff, defense, counterclaim, recoupment or other right that Lessee may have against the Lessor, its Affiliates or any other person for any reason whatsoever. This Lease is a “hell or high water” lease and is a non-cancelable obligation of Lessee and shall not terminate in the event of any damage or destruction of the Equipment, if the Equipment becomes partly or wholly unusable for Lessee’s purpose (or for any purpose) or for any other reason or upon any event other than as expressly provided herein. The Lessee waives the right to cancel the Lease, repudiate the Lease, reject the Equipment in whole or in part, revoke acceptance of the Equipment, recover damages from Lessor under warranty claims or for any other reason or grant any security interest in the Equipment to any third party.

4.	Delivery

4.1.	All of the Equipment shall be deemed to have been delivered by Lessor to Lessee on the Closing Date for all purposes hereunder. The Lessee shall be required to complete and deliver to Lessor a delivery and acceptance certificate substantially in the form of Schedule 3 hereto (a “Delivery and Acceptance Certificate”) upon actual physical delivery of each piece of Equipment.

4.2.	Each piece of Additional Equipment and Buyer-Purchased Equipment shall be paid for out of the funds held in the Escrow Account in the manner provided in Section 1(b) (as to Additional Equipment) and Section 5 (as to Buyer-Purchased Equipment) of the Sale and Purchase Agreement.

4.3.	Lessee and Lessor agree that Schedule 4 to this Agreement, which describes by category all of the Sold Equipment, Additional Sold Equipment and Buyer-Purchased Equipment, shall be updated each time that Lessee executes a Delivery and Acceptance Certificate with respect to any item of Additional Equipment or Buyer-Purchased Equipment.

5.	Termination and Return; Prepayment

5.1.	This Lease shall terminate on the earliest of (such date, the “Termination Date”):

(a)	the Lease Expiration Date; or

(b)	the Early Termination Date; or

(c)	the Prepayment Termination Date.

5.2.	Upon the Termination Date, Lessee shall settle the Lease by purchasing the Equipment, in which case:

(i)

Lessee shall transfer consideration for such purchase to Lessor, on the Termination Date, in an amount equal to (such amount, the “Consideration”): (i) in the case of a Termination Date under Sections 5.1(a) and 5.1(b), 20% of the Purchase Price, minus the balance of any funds remaining in the Escrow Account or (ii) in the case of a Termination Date under Section 5.1(c), the amount computed in accordance with Section 5.4(c), minus the balance of any funds remaining in the Escrow Account;

(ii)	Lessee shall transfer the balance of any funds remaining in the Escrow Account to Lessor; and

(iii)	full title in and to all of the Equipment shall be transferred by Lessor to Lessee (or such third party as Lessee shall designate) free and clear of any Liens on receipt by Lessor of the Consideration.

5.3.	Notwithstanding anything herein to the contrary, in the event of:

(a)	a Default pursuant to clause 6; or

(b)	the failure by Lessee to comply with this clause 5; or

(c)	any event which has had a Material Adverse Effect,

then, in any such event, Lessor shall have the right (but not the obligation) to terminate this Agreement by delivery of written notice of such termination to Lessee specifying, inter alia, the date on which such termination is to be effective (such date, an “Early Termination Date” and the occurrence of such an event, an “Early Termination”) and demand the return of any Equipment leased to Lessee under this Agreement; provided, however, that any Default under clause 6.1(f) shall constitute an automatic termination event without any need for Lessor to deliver written notice of such termination or demand and the Early Termination Date, in such circumstances, shall occur on the date on which the Default under clause 6.1(f) occurs.

5.4.	Lessee may prepay its obligations under the Lease, on the terms set forth below:

(a)	Lessee shall provide sixty (60) days prior written notice of its intent to prepay under this clause 5.4 to Lessor, which notice shall set forth the date (the “Prepayment Termination Date”) on which such termination shall be effective, which shall be no sooner than sixty (60) days after the date of such notice, and shall be irrevocable;

(b)	Lessee shall pay to Lessor the present value of the Consideration with respect to such Equipment calculated in accordance with clause 5.4(c) below; and

(c)	The present value of the Consideration shall be calculated with a discount rate as follows:

(i)	If the Prepayment Termination Date is prior to the one-year anniversary of the Closing Date: 4%;

(ii)	If the Prepayment Termination Date occurs in months thirteen (13) through twenty four (24): 18%;

(iii)	If the Prepayment Termination Date occurs after month twenty four (24): 23%.

6.	Default

6.1.	Any of the following events shall be a “Default”:

(a)	Lessee fails to pay any amount due pursuant to this Agreement, and such failure shall remain unremedied for five (5) days;

(b)	any representation or warranty made or deemed to be made by Lessee hereunder or under any certificate or notice provided in connection herewith shall be incorrect in any material respect; provided that with respect to any representation or warranty that itself is qualified as to “materiality” or “Material Adverse Effect,” such representation or warranty shall be incorrect in any respect;

(c)	Lessee shall make or permit any unauthorized assignment or transfer of this Agreement or any of Lessee’s rights and obligations hereunder, or Lessee shall make or permit any unauthorized sublease or transfer of any Equipment or the possession of such Equipment;

(d)	Lessee shall breach in any manner any covenant or undertaking hereunder, or shall fail to perform or observe, in any respect, any other term or provision contained in this Agreement and, to the extent capable of being remedied, such breach of covenant or failure to perform or observe shall remain unremedied for thirty (30) days (other than with respect clauses 6.1(a), 6.1(f), 6.1(i) and 8.2);

(e)

Lessee shall (1) dissolve or cease conducting business operations; (2) become insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institute or have instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a

Person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days, or such other time period as may be agreed to by Lessor in its sole discretion provided Lessee is defending such proceedings in good faith, of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) cause or subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(f)	the occurrence of any loss, theft or destruction of, or damage to, any of the Equipment leased hereunder (other than ordinary wear and tear) that is not covered by a policy of insurance under which Lessor has been named loss payee, or the occurrence of any attachment of a Lien on any of the Equipment leased hereunder which is not discharged within ten (10) days after Lessee first becomes aware of such attachment;

(g)	the occurrence of a material default under any Insurance Agreements;

(h)	The Lessee shall fail at any time to maintain possession and control of the Equipment, or any of the Equipment shall be attached, levied upon, encumbered, pledged, seized or taken under any judicial process (except for any attachment, levy, encumbrance or pledge caused to be placed on the Equipment by or at the direction of Lessor) and such proceedings shall not be vacated, or fully stayed, within ten (10) days thereof;

(i)	Lessee shall suffer the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, fail to generally pay its debts as they mature, or call a meeting for the purposes of compromising its debts; and

(j)	Lessee shall deny or disaffirm its obligations under this Agreement.

6.2.	Without prejudice to any other remedy at law or in equity, in the event of an Early Termination triggered by the default provisions set out in clause 6.1, Lessee shall immediately pay to Lessor all reasonable and documented costs and expenses of physical recovery of the Equipment, including all collection and court costs (including reasonable and documented fees and expenses of outside counsel to Lessor; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes).

6.3.	In addition to any rights and remedies of Lessor provided by law or hereunder and without prejudice to any other remedy at law or in equity of Lessor, upon the occurrence and during the continuance of a Default, Lessor shall have the right, without prior notice to Lessee, any such notice being expressly waived by Lessee to the fullest extent permitted by law, to set off any amount due and payable hereunder (including, without limitation, Lease Rent, Consideration or any indemnification obligation) and appropriate such amounts owed against any amounts then owing from Lessor to Lessee.

6.4.	Any amount due from Lessee to Lessor under this Agreement but not paid when due shall accrue a late charge, until paid in full, at the lesser of (i) the Late Charge Rate until paid in full and (ii) the maximum amount permitted by applicable law.

7.	Representations and Warranties

7.1.	Lessor represents and warrants to Lessee that:

(a)	it has the power to enter into and exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party; and

(b)	each of the Operative Documents to which it is a party is valid, legally binding and enforceable against Lessor, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(c)	In the absence of a Default or the continuance of a Default, Lessor acknowledges that Lessee is entitled to the right of quiet enjoyment of the Equipment except as provided in clause 8.2(b).

7.2.	Lessee represents and warrants to Lessor that:

(a)	it has the power and authority to own its assets and to conduct its business as presently conducted;

(b)	it has the power to enter into and exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party;

(c)	it is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified and in good standing to do business wherever necessary to carry on its present business and operations, including in the jurisdictions where the Equipment and Facilities are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(d)	no vote or consent of, or similar action, or notice to, the holders of any class of stock or membership interests is required, or, if required, such vote or consent has been obtained or given, to authorize the execution and performance by Lessee of the Operative Documents to which it is a party;

(e)	each of the Operative Documents to which it is a party is valid, legally binding and enforceable against it, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally or (ii) the availability of injunctive relief and other equitable remedies;

(f)	all actions required to be taken and conditions required to be fulfilled (including the obtaining of any necessary consents) have been taken or fulfilled in all respects in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party;

(g)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under each of the Operative Documents to which it is a party do not and will not violate:

(i)	any Requirement of Law;

(ii)	any of its organizational documents;

(iii)	any agreement to which it is a party or to which its properties are bound; or

(iv)	any judgment, court order or decree which is binding upon it;

(h)	no Default exists as result of or upon the Lessee’s entry into the Operative Documents.

(i)	Lessee has conveyed full legal and beneficial title to the Sold Equipment and on each Closing Date (as defined in the Sale and Purchase Agreement) will convey full legal and beneficial title to the Additional Sold Equipment to Lessor, including, without limitation, pursuant to the Sale and Purchase Agreement, and, other than its lease interest in the Equipment, Lessee has no legal, equitable or other interest in the Equipment;

(j)	Schedule 2 sets forth a full and complete list of the Sold Equipment;

(k)	no person (other than Lessor and Lessee, but only to the extent of Lessee’s lease interests hereunder) has any right, title or interest (including any Lien or security interest) in the Sold Equipment and on each Closing Date (as defined the Sale and Purchase Agreement) no person (other than Lessor and Lessee , but only to the extent of Lessee’s lease interests hereunder) will have any right, title or interest (including any Lien or security interest) in the Additional Sold Equipment;

(l)	except as disclosed in the Lessee’s public filings with the U.S. Securities and Exchange Commission or in a written disclosure schedule delivered by Lessee to Lessor prior to the execution of this Lease, since December 31, 2011, no event has occurred that would reasonably be expected to have a Material Adverse Effect;

(m)	Lessee possesses any and all authorizations, certifications and licenses which are or may be required to operate its business and use the Sold Equipment and on each Closing Date (as defined in the Sale and Purchase Agreement) will possess any and all authorizations, certifications and licenses which are or may be required to use the Additional Sold Equipment, except to the extent that the failure to possess the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(n)	Each of the consolidated financial statements of the Lessee provided to the Lessor any notes thereto, have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and each fairly presents or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Lessor and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments);

(o)	the historical statements of fact specific to Lessee’s products and services contained in the presentation provided to Lessor (the “Presentation”) is true and correct in all material respects and there have been no subsequent developments rendering any such historical information specific to Lessee’s products and services in the Presentation supplied by Lessee to Lessor inaccurate or incorrect;

(p)	Lessee is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(q)	except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)	the facilities and properties owned or leased and operated by Lessee or any of its Subsidiaries including without limitation, the Facilities and Locations (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(ii)	neither Lessee or any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Lessee or any of its Subsidiaries (the “Business”), nor does Lessee have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii)	Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iv)	no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Lessee, threatened, under any Environmental Law to which Lessee or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v)	there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Lessee or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(vi)	the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii)	neither Lessee or any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

(r)	subject to the terms of clause 10, this Agreement, together with such filings and other actions required to be taken hereby, creates in favor of Lessor a legal, valid and enforceable first priority Lien in the Specified Assets (as defined below); and

(s)	there are no suits or proceedings pending or threatened before any court, government agency or arbitrator, which, if determined adversely to Lessee would have a Material Adverse Effect.

7.3.	Lessee acknowledges Lessor has given no warranty or any assurance whatsoever relating to the quality, fitness for any purpose or relating in any way to the performance of the Equipment.

LESSOR DISCLAIMS ALL WARRANTIES RELATING TO THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AND IN NO EVENT WILL LESSOR BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OR DIRECT OR INDIRECT LOSS OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST INCOME, LOST SALES, PROPERTY DAMAGE AND PERSONAL INJURY.

8.	Covenants

8.1.	Lessor Covenant of Quiet Enjoyment

In the absence of a Default or the continuance of a Default, Lessor agrees to permit Lessee the right of quiet enjoyment of the Equipment except as provided in clause 8.2(b).

8.2.	Lessee Affirmative Covenants.

Lessee covenants that it shall:

(a)	(i) on the tenth calendar day of each calendar quarter (or, if such day is not a Business Day, on the next Business Day) and (ii) upon the occurrence and during the continuance of a Default, upon Lessor’s demand, provide Lessor with updated Schedules of the Equipment, certified by a Responsible Officer, and shall promptly inform Lessor of any damage to or loss of Equipment (except for ordinary wear and tear).

(b)

(1) Permit Lessor, or agents or representatives of Lessor, during normal business hours and upon reasonable notice (except upon the occurrence of and continuance of a Default, in which case at any time) to, no more than once per month (or any time upon the occurrence and continuance of a Default), (i) audit the Equipment, either through an inspection or through any other means at Lessor’s sole discretion (including, without limitation, Lessee’s preparation of abstracts and discussions between Lessor and Lessee’s senior management); and (ii) inspect any Equipment or Lessee’s books and records, solely as they relate to such Equipment (it being understood and agreed that Lessee shall make and deliver to Lessor abstracts or reproductions of such portions of such books and records promptly upon Lessor’s reasonable request) (collectively, the “Equipment Information”). All audits and inspections shall be at Lessor’s reasonable cost and expense, unless such audit and inspection occurs during the continuance of a Default, in which case it shall be at Lessee’s expense. (2) Lessor may conduct such audits or inspections at any Location or Facility where Equipment Information may be stored, used or otherwise housed. Lessor agrees that, except during the occurrence of a Default, it shall keep confidential, and shall cause its agents and representatives to keep confidential, and shall not, and shall not permit its agents or representatives to, directly or indirectly, without the prior written consent of Lessee, disclose to any third party or otherwise any Equipment Information except: (i) to the extent the Equipment Information is already in the public domain other than as a result of a disclosure by Lessor or its Affiliates in violation of this clause; or (ii) to the extent reasonably required, to the Lessor’s directors, agents, officers and employees; or (iii) to the extent reasonably required, to its professional advisers; or (iv) as may be required by any applicable law, court, stock exchange, regulation or regulator provided that, Lessor shall notify Lessee of any required disclosure under this sub-section (iv) and Lessee shall have the reasonable opportunity to dispute such required disclosure, and Lessor shall cooperate to the extent reasonably practicable with such disputation. Lessor shall not have a duty to make any audits or inspections nor shall it incur any liability or obligation by reason of making or not making any audits or inspections.

(c)	(1) Maintain its corporate existence, (2) comply in all material respects with all Requirements of Law and pay when due all sales, use, property, excise and other taxes and (3) procure and maintain in effect all licenses, certificates, permits and other approvals and consents as required by any Requirements of Law and that are material to Lessee’s possession, use, operation and maintenance of the Equipment.

(d)	Until such time as the Equipment is returned, recovered or repossessed to Lessor or purchased by Lessee, in each case in accordance with this Agreement, afford the Equipment no less safekeeping protection than it affords its own property.

(e)

Procure and maintain insurance coverage reasonably satisfactory to Lessor for the Equipment in such amounts and covering such risks as is usually carried by companies engaged in a similar business. Lessee shall provide Lessor with a certificate evidencing such insurance, naming Lessor as additional insured and loss payee. Lessee shall provide Lessor (x) at least thirty (30) days prior written notice of Lessee’s termination of any such insurance and (y) written notice of cancellation of any such insurance policy within two (2) Business Days of receipt of notice of cancellation of any applicable insurance policy. Lessee shall be responsible for all loss, damage, or disappearance of the Equipment from any cause whatsoever from the time each item of Equipment is made available to Lessee at the Facilities until the Lease is settled in accordance with clause 5.2 of this Agreement. If Lessee fails to procure or maintain insurance in compliance with this Agreement, Lessor will be entitled but not bound (without prejudice to any other rights of Lessor under this Agreement) to procure and/or maintain (including, without limitation, by payment of the premiums due or to effect) such insurances, or otherwise remedy Lessee’s failure to do so (including, without limitation to effect and maintain an “owner’s interest” policy) as it considers appropriate and Lessee shall promptly pay upon demand, all expenses associated with such insurance obtained by Lessor.

(f)	Furnish to Lessor:

(i)	as soon as available, but in any event within 120 days after the end of each fiscal year of Lessee, (A) a copy of the consolidated balance sheet of Lessee and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, audited and certified (without qualification) by a firm of independent certified public accountants of nationally recognized standing selected by Lessee and reasonably acceptable to Lessor and set forth in each case in comparative form the figures for the previous year; and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal year; and

(ii)	as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of Lessee, (A) the unaudited consolidated balance sheet of Lessee and its consolidated subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period (subject to normal year-end audit adjustments and absence of footnotes); and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

All such financial statements furnished pursuant to this 8.2(f) shall be prepared in accordance with GAAP, and shall fairly present, in all material respects, Lessee’s and its applicable consolidated subsidiaries’ financial condition and results of operations at the dates of and for the periods covered by such statements. In addition, Lessee may satisfy its obligations under this clause 8.2(f) by filing periodic reports under the Securities Exchange Act of 1934, provided that such reports conform in timing and content to the requirements of this clause 8.2(f). Lessee’s obligation to furnish the information described in (i) and (ii) shall be satisfied upon its EDGAR filing of such information with the U.S. Securities and Exchange Commission.

(g)	At the time of the delivery of the financial statements provided for in clause 8.2(f)(ii), a compliance certificate from a Responsible Officer of Lessee certifying on behalf of Lessee that, to such Responsible Officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if any Default has occurred and is continuing, specifying the nature and extent thereof.

(h)	Promptly after Lessee’s obtaining knowledge thereof, give notice to Lessor of the occurrence of any Default. Each notice pursuant to this clause 8.2(i) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Lessee (or any applicable Subsidiary thereof) proposes to take with respect thereto.

(i)	Defend Lessor’s interest in the Equipment from any Liens, claims or demands of any Person at any time claiming the same or any interest therein.

8.3.	Lessee Negative Covenants. Lessee covenants that it shall not, without Lessor’s prior written consent:

(a)	enter into any lease, financing, security or other agreement with any third party for the Equipment unless such agreement is expressly contemplated hereby;

(b)	take any action in relation to the Equipment which would or might interfere with Lessor’s absolute and unencumbered title in the Equipment or restrict Lessor’s ability to regain possession of the Equipment;

(c)	create or permit the creation of any Lien of any kind with respect to any Equipment other than the Lien created hereunder;

(d)	other than any interests created by Lessee in favor of Lessor, at no time shall Lessee have, or have the ability to create in favor of any third party, any property or other interest in the Equipment or otherwise dispose of or encumber any of the Equipment until the Lease has been settled in accordance with clause 5.2;

(e)	permit the Equipment to be used or maintained in any manner or condition that would violate, or could result in the termination of, the insurance policies carried by Lessee pursuant to the provisions of this Agreement; or

(f)	without the prior written consent of Lessor, make any alterations, additions or improvements to the Equipment, or alter any serial numbers or other identifying markings thereon.

9.	Conditions Precedent

The effectiveness of this Agreement is subject to the satisfaction or, as to the conditions applicable to Lessee described in (b) through (g)) below, waiver by Lessor of each of the following conditions precedent, except as otherwise agreed between Lessor and Lessee:

(a)	Funding of Escrow Account. Lessor shall have funded, or shall have caused to be funded, the Escrow Account with funds in the amount of TWO MILLION, FIVE HUNDRED THIRTY SEVEN THOUSAND, TWO HUNDRED AND NINE DOLLARS ($2,537,209.00) on terms satisfactory to Lessee, to hold the purchase price for the Additional Equipment and Buyer-Purchased Equipment in escrow pending application to fund the acquisition of the Additional Equipment and Buyer-Purchased Equipment.

(b)	Certain Documents. Lessor shall have received each of the following, each dated as of the date hereof unless otherwise indicated or agreed to by Lessor, in form and substance reasonably satisfactory to Lessor:

(i)	this Agreement, duly executed and delivered by Lessee;

(ii)	an opinion of in-house counsel to Lessee, in form and substance reasonably satisfactory to the Lessor;

(iii)	a “long form” good standing certificate for Lessee of a recent date provided by the Secretary of State of Delaware;

(iv)	a certificate of the Secretary or an Assistant Secretary of Lessee certifying (A) the names and true signatures of each officer of Lessee that has been authorized to execute and deliver this Agreement or other document required hereunder to be executed and delivered by or on behalf of Lessee, (B) a copy of the certificate of incorporation of Lessee (and all amendments thereto) as in effect on the date of such certification; (C) the by-laws (or equivalent organic or organizational document) of Lessee as in effect on the date of such certification, and (D) the resolutions of Lessee’s board of directors approving and authorizing the execution, delivery and performance of this Agreement; and

(v)	(a) a waiver from Bridge Bank, waiving any Lien in respect of the Equipment and the Escrow Account in form and substance satisfactory to Lessor, duly executed and delivered to Lessor and there shall have been filed an appropriate UCC statement to release any Lien in favor of Bridge Bank and (b) the Agreement in Support of Development Program between Lessee and General Motors Holdings LLC dated as February 11, 2011, as amended (the “GM Agreement”), has terminated as to the Hydrogen Program (as defined in the GM Agreement), except for those provisions that expressly survive termination, and there shall have been filed by General Motors Holdings LLC appropriate UCC statements to release any Lien in favor of General Motors Holdings LLC.

(c)	Representations and Warranties. The representations and warranties set forth in clause 7 shall be true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(d)	No Legal Impediments. Neither entry into this Agreement nor the leasing of the Equipment on the terms and conditions of this Agreement (x) violate any Requirement of Law or (y) are enjoined, temporarily, preliminarily or permanently by any Governmental Authority.

(e)	Deposit. The deposit required under the Indicative Term Sheet shall have been paid by Lessee to Lessor.

(f)	No Event of Default. No Event of Default or potential Event of Default shall have occurred and be continuing.

(g)	No Material Adverse Change. There shall have been no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, of the Lessee, individually, or of the Lessee and its Subsidiaries taken as a whole (a “Material Adverse Change”).

10.	Equipment Security Interest Grant; Change in Tax Law; Pledge of Equipment and Accounts

10.1.

Lessee and Lessor acknowledge and agree that Lessee will not own or have any equity in any of the Equipment under any circumstances whatsoever, and Lessee will keep and treat the Equipment as removable personal property notwithstanding it being attached to real property or any fixture. Lessee hereby grants Lessor a valid, first priority Lien and security interest in (whether now owned or at any time hereafter acquired by Lessee or in which Lessee now has or at any time in the future may acquire) any right, title or interests of Lessee in and to (i) the Equipment; (ii) the Escrow Account; (iii) procedural and operating manuals or materials, warranties and instructions related to the Equipment; and (iv) all products and proceeds of the foregoing (the “Specified Assets”), as security for the payment and performance in full of all of Lessee’s obligations under the Operative Documents (including, without limitation, any Consideration, Lease Rent, fees, late charges and interest payable hereunder after the filing of a petition under the Bankruptcy Code, whether or not such Consideration, Lease Rent, fees, late charges and interest are allowed in the bankruptcy proceeding (collectively, “Post-Petition Amounts”)). Such Lien shall remain in full force and effect until, and shall terminate upon, indefeasible payment and performance in full of all of such obligations (including, without limitation, any Post-Petition Amounts). Lessee agrees to promptly execute and deliver, and hereby authorizes Lessor to file without Lessee’s signature (to the extent permitted by applicable law), all further instruments and documents as Lessor may reasonably request, in order to perfect, preserve and protect the Lien granted hereby or to enable Lessor to exercise and enforce its rights and remedies hereunder with respect to such Lien, including financing or continuation statements, clarifications or amendments thereto. If any Default by Lessee of its obligations under this Agreement shall have occurred and be continuing, Lessor may exercise in respect of such Lien, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Bankruptcy Code or under the Uniform Commercial Code, as enacted in the State of New York (the “UCC”), including, without limitation, exercising its control over any “account” (as such term is defined in the UCC), and without notice except as specified below or, if notice cannot be waived under the UCC, as required to be provided by the UCC, sell the collateral that is the subject of the Lien or any part thereof in one or more parcels at public or private sale, at any of Lessor’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lessor may deem commercially reasonable.

10.2.	Lessor and Lessee agree that for the duration of this Agreement, if after the date hereof a change in tax law occurs adversely affecting the tax treatment of the lease transactions contained herein, Lessor and Lessee agree that they shall cooperate in optimizing the structure of this Agreement to minimize taxes payable by Lessor and Lessee as permissible by applicable law to the mutual benefit of Lessor and Lessee, including such changes or permissible restructurings as may be beneficial to Lessor and Lessee in execution of their Tax Obligations hereunder and excluding changes that would be prejudicial to either Lessor or Lessee.

10.3.	Lessor and Lessee agree that Lessor shall have the right to pledge as collateral, create a Lien upon, and otherwise create a security interest with respect to the Equipment, the Accounts and the proceeds therefrom to one or more third parties from time to time, in each case without notice to, or permission from, the Lessee.

11.	Force Majeure

If the performance of any obligation under this Agreement is prevented by an event beyond the control and without the fault or negligence of the Party affected thereby including acts of God; acts, laws, orders or regulations or any government or department or agency thereof; wars or other civil or military disturbances, such Party will be excused from such performance to the extent of the duration of such interference or the direct effects thereof; provided, however, that the duration of any such period in which such Party will be excused from performance will not exceed one (1) month and provided further that Lessee shall continue to pay the Lease Rent on Equipment previously delivered by Lessor to Lessee. If this period of one month is exceeded, then Lessor and Lessee will meet in order to decide whether and under what condition this Agreement can be performed.

12.	Indemnities

Lessee shall upon notice by Lessor indemnify in full and hold harmless, Lessor, its officers, employees, agents, advisors, consultants and legal counsel and Lessor’s successors and assigns, (each an “Indemnified Person”) from and against any and all claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments which may be instituted, made, threatened, alleged, asserted or established (each a “Claim”) in any jurisdiction against or otherwise involving an Indemnified Person and from all losses, costs, damages, charges or out-of-pocket expenses (including reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) (each an “Expense”) which an Indemnified Person suffers or incurs from time to time (including all Expenses reasonably incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 12 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity), in any such case arising out of Lessee’s performance herewith or under any Operative Document, including, without limitation, the purchase, ownership, delivery, lease, possession, maintenance, condition, operation or other use or return of the Equipment, the operation of Lessee’s business, or any Tax Obligations; provided that Lessee shall not be required to indemnify any Indemnified Person pursuant to this clause 14 if, but only to the extent that, it is determined by final order of a court of competent jurisdiction that such Claims and Expenses were the result of such Indemnified Person’s breach of this Agreement, gross negligence or willful misconduct. For the sake of clarity and except as otherwise expressly stated herein, it is the intention of Lessee under this clause 12 to indemnify the Indemnified Persons from all Claims brought by Lessee, any successor in interest of Lessee or any Person, whether acting on its own behalf or acting on behalf of Lessee, or asserting a Claim through Lessee against an Indemnified Person and all Expenses related thereto.

Unless otherwise agreed, Lessee will be the party directly responsible for calculating, filing and/or otherwise reporting, and paying any and all Tax Obligations indemnified under this clause 12 (but only to the extent such indemnified Tax Obligations are or should with reasonable care be known to Lessee or with respect to which Lessor has notified Lessee in writing) in a timely manner that is compliant with all applicable tax laws and rules including but not limited to any and all tax or tax related returns, reports, self assessments, renditions or other documents required or associated with any taxes that may be due pursuant to this Agreement and any Lease, any transactions and/or any payments associated with or contemplated hereby. For the avoidance of doubt, nothing in this paragraph shall affect Lessee’s obligation to indemnify Lessor pursuant to the first paragraph of this clause 12.

Lessee shall provide any exemption certificate or other documentation necessary to demonstrate that no tax is due or that said tax has been paid to the Lessor’s notice address set forth in clause 19 within fifteen (15) days of receiving a request from Lessor for same.

Lessor is a “United States person” (as defined in Section 7701(2)(30) of the Internal Revenue Code) and it shall deliver to Lessee two original copies of Internal Revenue Service Form W-9 properly completed and duly executed by such Lessor, certifying that such Lessor is not subject to U.S. back-up withholding pursuant to Section 3406 of the Internal Revenue Code and providing such other information as is required by such Form W-9.

13.	Limitation of Liability

In no event shall Lessor be responsible or liable to Lessee for any damages of any nature whatsoever (including, without limitation, any special, indirect, incidental, punitive, exemplary or consequential damages or any damages incurred as a result of loss of use, loss of profits or revenue, interest charges or cost of capital), whether such claim is based in contract, warranty, negligence or strict liability, arising out of, based upon or in connection with, whether directly or indirectly (a) the operation of Lessee’s business including the operation or any other use of any Equipment or (b) any actions taken in respect of the Equipment; provided that the limitation of liability in this clause shall not apply if it is determined by final order of a court of competent jurisdiction or a Tribunal that Lessee’s damages were the result of Lessor’s breach of this Agreement, gross negligence or willful misconduct.

14.	Further Assurances

Lessee shall promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purposes of this Agreement.

15.	Entire Agreement

This Agreement embodies the entire agreement and understanding of Lessor and Lessee with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of Lessor or Lessee, verbal or written, relating to the subject matter hereof.

16.	Amendments

This Agreement may be amended only in writing, signed by each Party.

17.	Notices; Lessee Agent for Service of Process

All notices hereunder shall be in writing and deemed given when received (by mail or facsimile) at the respective Parties’ address set forth below:

To Lessor:

Amur Finance I LLC.

50 Main Street, Suite 1265

White Plains, NY 10606

Telephone: (212) 893-8836

Facsimile: (212) 893-8837

Attention: Alison A. Mason, Managing Director With a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Attention: Andrew F. Fowler

Telephone: (212) 837-6738

Facsimile: (212) 299-6855

To Lessee:

Quantum Fuel Systems Technologies Worldwide, Inc.

25242 Arctic Ocean Drive, Lake Forest, CA 92630

Telephone: (949) 930-3400

Fax: (949) 399-4567

Attention: Brad Timon

With a copy to:

Kenneth Lombardo, General Counsel

19500 Hall Road, Suite 102, Clinton Township, MI 48038

Telephone: (586) 948-9534

Facsimile: (586) 948-9537

Each Party’s designated address may be changed by written notice to the other Party which shall be effective upon receipt.

The agent for service of process of Lessee shall be:

Quantum Fuel Systems Technologies Worldwide, Inc.

25242 Arctic Ocean Drive, Lake Forest, CA 92630

Telephone: (949) 930-3400

Facsimile: (949) 399-4567

Attention: W. Brian Olson

18.	Assignment and Transfer

Without Lessor’s prior written consent, Lessee may not assign, transfer or dispose of any of its rights or delegate its obligations in any way under this Agreement or any Lease. Any transfer of or lease, financing, security or other agreement in relation to any Equipment which is not explicitly permitted under the terms of this Agreement shall be deemed void ab initio and of no force and effect.

19.	Jurisdiction

(a)	Each of the parties hereto agrees that the United States federal and New York State courts located in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, submits to the jurisdiction of such courts. Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York State courts located in The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum. Each of the parties hereto agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in The City of New York to the Person named as the process agent of such party herein at the address set out herein or at the principal New York City office of such process agent, if not the same.

(b)	The submission to the jurisdiction of the courts referred to in Section 19(a) shall not (and shall not be construed so as to) limit the right of the Lessor to take proceedings against Lessee in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)	Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Indenture to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

20.	Expenses

Upon the occurrence and continuance of a Default, Lessee will pay to Lessor promptly following demand all reasonable and documented expenses (including reasonable and documented fees and expenses of attorneys, financial advisors, auditors, appraisers and inspectors; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) related to (a) maintenance and the enforcement of the rights of the Lessor hereunder, including without limitation the security interest and Lien in favor of Lessor, and/or (b) any amendment to or extension of any other documentation in connection with, or the granting of any waiver or consent under or pursuant to this Agreement.

21.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

22.	Confidentiality; Mutual Non-Disclosure Agreement

The confidential information to be disclosed under this Agreement (“Confidential Information”) includes: Technical and business information relating to proprietary ideas, patentable ideas and/or trade secrets, all information existing and/or contemplated products and services, research and development, production, costs, profit and margin information, finances and financial projections, customers, clients, marketing, and current or future business plans and models, and all other information disclosed by one party hereunder to the other in connection with the negotiation or performance of this Agreement (including without limitation information concerning the Equipment), regardless of whether such information is designated as “Confidential Information” at the time of its disclosure.

In addition to the above, Confidential Information shall also include, and the parties shall have a duty to protect, other confidential and/or sensitive information which is (a) disclosed as such in writing and marked as confidential (or with other similar designation) at the time of disclosure; and/or (b) disclosed by in any other manner and identified as confidential at the time of disclosure.

Each party shall limit disclosure of Confidential Information within its own organization to its directors, officers, partners, members and/or employees having a need to know and shall not disclose Confidential Information to any third party other than its attorneys, accountants or other professional advisers (whether an individual, corporation, or other entity) without prior written consent unless disclosure is required pursuant to a court order or statutory duty (including under any applicable law, or as ordered by a court, stock exchange, regulation or regulator), in which case the last paragraph of this clause 22 will apply. Each party shall satisfy its obligations under this paragraph if it takes affirmative measures to ensure compliance with these confidentiality obligations by its employees, agents, consultants and others who are permitted access to or use of the Confidential Information.

This clause imposes no obligation upon the parties with respect to any Confidential Information (a) that was possessed by the receiving party before receipt from the other party; (b) is or becomes a matter of public knowledge through no fault of receiving party; (c) is rightfully received from a third party not owing a duty of confidentiality; (d) is disclosed without a written duty of confidentiality to a third party by, or with the authorization of the disclosing party; or (e) is independently developed without the use or incorporation of Confidential Information.

In case Confidential Information is required to be disclosed by a party by virtue of a court order or statutory duty, the party shall be allowed to do so, provided that it shall, without delay, inform the other party in writing of receipt of such order or coming into existence of such duty and enable the other party reasonably to seek protection against such order or duty. Notwithstanding such permitted disclosure, the Confidential Information required to be disclosed shall remain Confidential Information.

Lessor acknowledges that Lessee is a publicly traded company and that the Confidential Information that will be furnished to it hereunder may include material, non-public information of the Lessee. Lessor further acknowledges and agrees that (i) trading in the Lessee’s securities while in possession of such material, non-public information is a violation of both federal and state securities laws, (ii) Lessee has not promised or agreed to publicly disclosure such material, nonpublic information (other than public disclosure of the transactions contemplated by this Agreement to the extent required by the rules and regulations of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market) and (iii) the Lessor’s ability to trade in the Lessee’s securities may be restricted for an indefinite period of time. Lessor covenants that neither it nor any party acting on its behalf or pursuant to any understanding with it will engage in any trading in the securities of the Lessee (including Short Sales) while in possession of any material, nonpublic information pertaining to the Lessee. For purposes hereof, “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers. Lessor shall refrain from communicating any such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Lessee in reliance upon such information.

23.	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Lessee and Lessor.

24.	Survival after Termination Date

Upon the payment in full, in cash of all obligations under this Agreement and the Leases and the irrevocable termination of all of Lessor’s obligations hereunder and under any Lease, the following clauses of this Agreement shall survive: 7.3, 8.2(b)(II), 12, 13, 20, and 22.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

AMUR FINANCE I LLC
as Lessor

By:	/s/ Alison Mason

Name:	Alison Mason
Position:	Managing Director

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. as Lessee

By:	/s/ Brad Timon

Name:	Brad Timon
Position:	CFO

Schedule 1

Definitions

“Additional Equipment” has the meaning set forth in the recitals to this Agreement.

“Additional Sold Equipment Purchase Price” has the meaning given to that term in the Sale and Purchase Agreement.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“After-Tax Basis” means, with respect to any amount actually or constructively payable to any Person under the Operative Documents (a “pre-tax payment”), an amount which, after taking into account all taxes required to be paid by the Person entitled to such pre-tax payment as the result of the receipt or accrual of that payment (computed on the basis of the statutory rates of tax applicable to such Person at the relevant time, and taking into account all tax benefits or savings then available to such Person as a result of such payment, whether or not such Person actually claims any such items) shall be equal to the full amount of the pre-tax payment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business” has the meaning set forth in clause 7.2(r)(ii).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Buyer-Purchased Equipment” has the meaning given to that term in the Sale and Purchase Agreement.

“Buyer-Purchased Equipment Purchase Price” has the meaning given to that term in the Sale and Purchase Agreement.

“Claim” has the meaning set forth in clause 12.

“Closing Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Collection Account” has the meaning set forth in clause 3.1.

“Consideration” has the meaning set forth in clause 5.2.

“Default” means any event or circumstance specified in clause 6.

“Early Termination” has the meaning set forth in clause 5.3.

“Early Termination Date” has the meaning set forth in clause 5.3.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equipment” has the meaning set forth in the recitals to this Agreement.

“Equipment Information” has the meaning set forth in clause 8.2(b).

“Escrow Account” means the escrow account (account number                     ) established to hold the purchase price for the Additional Equipment and Buyer-Purchased Equipment in escrow pending application to fund the acquisition of the Additional Equipment.

“Excluded Taxes” means taxes which are on or measured by the net income of Lessor (except with respect to any indemnification or reimbursement obligation of Lessee hereunder which is expressly stated to be on an After-Tax Basis).

“Expense” has the meaning set forth in clause 12.

“Facilities” means Lessee’s three buildings located at 25242 Arctic Ocean Drive, Lake Forest, CA 92630, each individually a “Facility.”

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants or otherwise impacts compliance with any provision of this Agreement or any Lease, then, if requested in writing by Lessee to Lessor, Lessee and Lessor agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Lessee’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Lessor and Lessee, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Indemnified Person” has the meaning set forth in clause 12.

“Insurance Agreements” means any insurance policy or policies in respect of the Equipment as required by clause 8.2(e).

“Late Charge Rate” means 500 basis points per annum payable monthly.

“Lease Agreement” means this Agreement.

2

“Lease Expiration Date” means the third anniversary of the Closing Date.

“Lease Period” means the meaning set forth in clause 2.1.

“Lease Rent” has the meaning set forth in clause 3.1.

“Lessee” has the meaning set forth in the introductory paragraph to this Agreement.

“Lessor” has the meaning set forth in the introductory paragraph to this Agreement.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option, lien, put or call right, right of first refusal, voting right, charge or other restrictions or limitations of any nature whatsoever.

“Location” means the Facilities where Lessor delivers or is deemed to have delivered the Equipment to Lessee.

“Material Adverse Change” has the meaning set forth in clause 9(g).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets (actual or contingent), properties, operations, liabilities, condition (financial or otherwise) or prospects of Lessee individually, or the Lessee and its Subsidiaries taken as a whole; (b) the ability of the Lessee to perform its obligations to perform its obligations under this Agreement or any related document to which it is a party, or (c) the validity or enforceability of this Agreement or any related agreement or the rights or remedies of Lessor hereunder or thereunder.

“Materials of Environmental Concern” mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Operative Documents” means, collectively, this Agreement, the Sale and Purchase Agreement and the Insurance Agreements.

“Parties” means, collectively, Lessor and Lessee (each individually, a “Party”).

“Payment Date” means, with respect to the Lease, the (x) fifteenth (15th) calendar day of each month and (y) the Termination Date of such Lease; provided that if any Payment Date is not a Business Day, the Payment Date shall be deemed to be the Business Day immediately following such date.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Post-Petition Amounts” has the meaning set forth in clause 10.1.

“Prepayment Termination Date” has the meaning set forth in clause 5.4.

“Properties” has the meaning set forth in clause 7.2(r)(i).

3

“Purchase Price” means the aggregate amount of the Sold Equipment Purchase Price, the Additional Sold Equipment Purchase Price and the Buyer-Purchased Equipment Purchase Price.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer or treasurer, but in any event, with respect to financial matters, the chief financial officer or treasurer.

“Sale and Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Sold Equipment” has the meaning set forth in the recitals to this Agreement.

“Sold Equipment Purchase Price” has the meaning given to that term in the Sale and Purchase Agreement.

“Specified Assets” has the meaning set forth in clause 10.1.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax Obligations” means any present or future tax (including, without limitation, any ad valorem, property, occupation, severance, first use, conservation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, value added or other tax imposed by any Government, Federal, State and/or Local taxing jurisdictions), levy, license, impost, permit, duty, charge, assessment or fee or increases/amendments thereto of any nature that may be imposed by any government or other taxing authority in respect of any payment or transaction contemplated by or undertaken pursuant to this Agreement or other documents associated herewith including any associated penalties, fines or interest, excluding, however, any Excluded Taxes.

“Termination Date” has the meaning set forth in clause 5.1.

“UCC” has the meaning set forth in clause 10.1

4

Schedule 2

1.	Machinery & Equipment

2.	Tooling and dies

3.	Computer Equipment and components

4.	Auto

5

Schedule 3

Form of Certificate of Delivery and Acceptance

DATE: [                    ]

Pursuant to the Lease Agreement (the “Lease”), dated as of November 6, 2012 between AMUR FINANCE I LLC, as lessor (“Lessor”), a Delaware limited liability company and QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., as lessee (“Lessee”), a Delaware corporation, and on the basis of the confirmation given by the Lessee in this Certificate, the item of Equipment identified below was delivered by the Lessor to the Lessee, and accepted by the Lessee from the Lessor, on [DATE] at [LOCATION] under, and in accordance with the terms and conditions of, the Lease.

[INSERT DETAILED DESCRIPTION OF EQUIPMENT, INCLUDING SERIAL NUMBER OR OTHER IDENTIFYING INFORMATION]

The Lessee confirms that as at the date of this Certificate:

(a) No Default under the Lease has occurred and is continuing; and

(b) the representations and warranties set out in Section 7 of the Lease are true and correct as if each were made with reference to the facts and circumstances existing at the date of this certificate,

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:
Name:
Title:

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Schedule 4

List of Sold Equipment, Additional Sold Equipment and Buyer-Purchased Equipment

1.	Items described on Schedule 2.

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